Exhibit 4.5

AGREEMENT TO FURNISH DEBT INSTRUMENTS

Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, AutoGenomics, Inc. (the “Company”) has not included as an exhibit to its registration statement on Form S-1 (Reg. No. 333-152512) any instrument with respect to long-term debt if the total amount of debt authorized by such instrument does not exceed 10% of the total assets of the Company. The Company agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

AutoGenomics, Inc.

/s/ Thomas V. Hennessey, Jr.
Thomas V. Hennessey, Jr. Chief Operating Officer, Chief Financial Officer and Secretary July 16, 2010